Exhibit 99.2

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[GRAPHIC]	2004 Annual Shareholders’ Meeting

Unity Footprint

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2003 Accomplishments

•             Unity recorded record profits - $4.6 million, ROE 16.05%

•             8th consecutive year of SBA awards

•              Leader among NJ mid-sized banks

•              #1 participating lender in the SBA 504 program

•              Silver Award from the SBA

•             Opened 13th Branch location ($8.5 million as of 4/30/04)

•             Commencement of dividends - $0.16 annualized cash dividend

Performance Ratios

	2002	2003	3/31/2004
Earnings Per Diluted Share	$0.63	$0.81	$0.21
Return on Assets	0.91%	1.04%	1.04%
Return on Common Equity	13.95%	16.05%	15.32%
Efficiency Ratio	66.18%	66.59%	68.31%

Total Assets

In millions

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Total Loans

In millions

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Loans by Type

In millions

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Non-performing Assets
Allowance for Loan Losses

In millions

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Credit Quality &
Net Charge-Offs

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Total Deposits

In millions

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Deposits

In millions

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Business of the Month

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Kids Corner

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Café Unity

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Shareholders’ Equity

In millions

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Capital Ratios

In millions

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Statement of Operations

In thousands

	Year end December 31,				Q1
	2000	2001	2002	2003	3/31/2004

Net interest income	$11,695	$12,190	$15,723	$17,867	$4,618
Provision for loan losses	716	1,400	2,350	1,600	250
Non-interest income	7,666	5,391	7,991	8,343	1,881
Non-interest expense	23,718	14,522	15,544	17,329	4,403
Net income (loss) before tax	(5,073)	1,659	5,820	7,281	1,846
Tax expense (benefit)	839	(382)	2,111	2,698	652
Net income (loss)	$(5,912)	$2,041	$3,709	$4,583	$1,194

Net Interest Income

In millions

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Net Interest Margin

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Non-interest Income

In thousands

	12/31/00	12/31/01	12/31/02	12/31/03	03/31/04

Deposit Svc Charges	$1,174	$1,262	$1,547	$1,977	$406
Loan and servicing fees	1,140	1,261	1,497	1,956	471
Sale of SBA loans	1,182	2,014	3,627	3,075	738
Other income	690	697	1,092	1,150	213
Branch Sales	3,477	—	—	—	—
Gain on sale of securities	3	157	228	185	53
Total non-interest income	7,666	5,391	7,991	8,343	1,881

Non-interest Expense

In thousands

	12/31/00	12/31/01	12/31/02	12/31/03	03/31/04

Comp. and benefits	$9,120	$6,815	$7,496	$8,301	$2,239
Occupancy	2,230	1,648	1,671	1,884	529
Processing and comm.	1,262	1,093	1,139	1,120	252
Item Processing	1,052	978	1,097	981	221
Furniture and equipment	1,369	1,100	1,075	1,061	263
Professional fees	1,004	690	668	1,541	231
Deposit insurance	311	501	161	62	15
Loan servicing costs	1,074	269	436	650	180
Other expenses	6,297	1,428	1,801	1,729	473
Total non-int expense	23,718	14,522	15,544	17,329	4,403

Stock Price

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